Exhibit 99.1

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES ITS FIRST QUARTER FINANCIAL RESULTS

Pompano Beach, Florida, July 23, 2012 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended June 30, 2012.  Net sales for the quarter ended June 30, 2012 were $69.0 million, compared to $73.6 million for the quarter ended June 30, 2011, a decrease of 6%.  Net income was $4.0 million, or $0.20 diluted per share, for the quarter ended June 30, 2012, compared to net income of $4.8 million, or $0.22 diluted per share, for the quarter ended June 30, 2011, a 12% decrease to EPS.  Reorder sales decreased by 3%, from $56.6 million to $55.1 million for the quarters ended June 30, 2011 and 2012, respectively.  The Company acquired approximately 197,000 new customers for the quarter ended June 30, 2012, compared to 226,000 new customers for the quarter ended June 30, 2011.  Additionally, our online sales decreased by 3% to $52.8 million for the quarter, compared to $54.1 million for the quarter the prior year, with approximately 77% of our orders being generated from our website during the quarter compared to 73% for the quarter the prior year.

Menderes Akdag, CEO and President, commented: “Although our sales were down due to a decline in average order size, we did see an increase in total orders.  During the quarter ended June 30, 2012 our average order size was $73, compared to $80 for the quarter ended June 30, 2011.  This reduction can be attributed to customers purchasing smaller quantities, for example a 3-month supply instead of 6 months, additional discounts given, and a change in product mix to lower priced items.  In addition, the decrease in sales for the quarter can be attributed to the unavailability of Novartis brands during the quarter, due to the manufacturer’s suspended production.  The sales in the June quarter might also have been negatively affected by the peak season starting earlier this year due to the warmer weather, which shifted sales to the March quarter.  Cash flow from operations increased by 62%, from $8.5 million to $13.8 million for the quarters ended June 30, 2011 and 2012, respectively.  To address the decrease in sales for the quarter, we are focusing on advertising efficiency and shifting sales to higher margin items, while continuing to expand our product offerings.”

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results.  To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (203) 827-7025.  Callers will be required to supply PETMEDS as the passcode.  For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on July 23, 2012 until August 6, 2012 at 11:59 P.M.  To access the replay, call (888) 673-3565 (toll free) or (402) 220-6428, and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan.  Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2012.  The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 954-979-5995.

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Exhibit 99.1 Page 1 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	March 31,
	2012	2012

ASSETS

Current assets:
Cash and cash equivalents	$57,351	$46,801
Short term investments - available for sale	10,382	10,347
Accounts receivable, less allowance for doubtful
accounts of $7 and $5, respectively	2,392	1,572
Inventories - finished goods	18,314	26,217
Prepaid expenses and other current assets	1,658	1,241
Deferred tax assets	1,110	1,230
Prepaid income taxes	-	199
Total current assets	91,207	87,607

Property and equipment, net	2,476	2,597
Intangible asset	860	860

Total assets	$94,543	$91,064

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,252	$6,619
Accrued expenses and other current liabilities	2,162	2,772
Income taxes payable	2,214	-
Total current liabilities	11,628	9,391

Deferred tax liabilities	270	492

Total liabilities:	11,898	9,883

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000 shares authorized;
3 convertible shares issued and outstanding with a
liquidation preference of $4 per share	9	9
Common stock, $.001 par value, 40,000 shares authorized;
20,335 and 20,338 shares issued and outstanding, respectively	20	20
Additional paid-in capital	554	-
Retained earnings	82,009	81,108
Accumulated other comprehensive gain	53	44

Total shareholders' equity	82,645	81,181

Total liabilities and shareholders' equity	$94,543	$91,064

Exhibit 99.1 Page 2 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

 (In thousands, except for per share amounts) (Unaudited)

	Three Months Ended
	June 30,
	2012	2011

Sales	$68,955	$73,578
Cost of sales	46,651	49,468

Gross profit	22,304	24,110

Operating expenses:
General and administrative	5,922	6,104
Advertising	9,850	10,100
Depreciation	328	341
Total operating expenses	16,100	16,545

Income from operations	6,204	7,565

Other income (expense):
Interest income, net	59	86
Other, net	-	(1)
Total other income	59	85

Income before provision for income taxes	6,263	7,650

Provision for income taxes	2,311	2,813

Net income	$3,952	$4,837

Net income per common share:
Basic	$0.20	$0.22
Diluted	$0.20	$0.22

Weighted average number of common shares outstanding:
Basic	20,119	21,648
Diluted	20,245	21,767

Comprehensive income	$3,961	$4,930

Cash dividends declared per common share	$0.150	$0.125

Exhibit 99.1 Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (In thousands) (Unaudited)

	Three Months Ended
	June 30,
	2012	2011
Cash flows from operating activities:
Net income	$3,952	$4,837
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	328	341
Share based compensation	554	565
Deferred income taxes	(101)	(155)
Bad debt expense	11	19
(Increase) decrease in operating assets
and increase (decrease) in liabilities:
Accounts receivable	(831)	(338)
Inventories - finished goods	7,903	(934)
Prepaid income taxes	199	664
Prepaid expenses and other current assets	(417)	(398)
Accounts payable	633	1,700
Income taxes payable	2,213	2,303
Accrued expenses and other current liabilities	(643)	(60)
Net cash provided by operating activities	13,801	8,544

Cash flows from investing activities:
Net change in investments	(26)	7,619
Purchases of property and equipment	(207)	(82)
Net cash (used in) provided by investing activities	(233)	7,537

Cash flows from financing activities:
Dividends paid	(3,018)	(2,751)
Purchases of treasury stock	-	(13,577)
Net cash (used in) financing activities	(3,018)	(16,328)

Net increase (decrease) in cash and cash equivalents	10,550	(247)
Cash and cash equivalents, at beginning of period	46,801	49,660

Cash and cash equivalents, at end of period	$57,351	$49,413

Supplemental disclosure of cash flow information:

Dividends payable in accrued expenses	$200	$174

Exhibit 99.1 Page 4 of 4